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                                                                     EXHIBIT 8.1

                        [D'ANCONA & PFLAUM LETTERHEAD]


                               November 23, 1998



Board of Directors
TheraTech, Inc.
417 Wakara Way
Salt Lake City, Utah 84108

     Re:  Merger of TheraTech Inc. into Jazz Merger Corp.

Ladies and Gentlemen:

     You have requested our opinion regarding the federal income tax consequences to TheraTech, Inc., a Delaware corporation ("TheraTech"), of the merger with and into TheraTech of Jazz Merger Corp. (the "Sub"), a Delaware corporation and wholly-owned subsidiary of Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), pursuant to that certain Agreement and Plan of Merger by and among the Company, Watson Sub and Watson, dated October 23, 1998 (the "Merger Agreement", and such transaction, the "Merger"). Defined terms used herein shall have the meaning ascribed to such terms in the Merger Agreement, unless otherwise specified.

     In connection with rendering our opinion, we have examined the Merger Agreement and such other documents as we have determined to be necessary for purposes of this opinion. In addition, with your permission, we have examined and relied upon certain representation letters of TheraTech and Watson, copies of which are attached hereto as Exhibits A and B (the "Representation Letters"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. We have assumed the genuineness of all signatures, the legal capacity of natural persons, and that the person who affixed such signature to such documents had authority to do so. Moreover, we have assumed the accuracy of all information contained in the documents described above, but have not made any independent inquiry with regard thereto. We have assumed the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied or photostatic copies. We also have assumed that the Merger will be structured as a reverse-subsidiary merger of the Sub with and into TheraTech, with TheraTech surviving, and will be consummated in the manner contemplated by the Merger Agreement.

     In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service (the "IRS") rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that any of the opinions expressed herein will be accepted by the IRS or, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that:

     (1) The Merger will qualify as a tax-free reorganization for federal income tax purposes under Section 368(a)(1) of the Code, and will therefore be tax-free to each of Watson, the Sub and TheraTech; and

     (2) each of TheraTech, Watson and the Sub will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.
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     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any other transaction contemplated by the Merger Agreement. This opinion is solely for your benefit.

     We hereby consent to the references to our firm under the heading "Legal Matters" in the proxy statement/prospectus included in the Registration Statement on Form S-4 ("Registration Statement") and to the filing of this opinion as an exhibit to the Registration Statement, and any and all amendments thereto (including pre-effective and post-effective amendments).


                                    Very truly yours,
                                    D'Ancona & Pflaum


                                    /s/ Fred M. Ackerson
                                    -------------------------------
                                    By: Fred M. Ackerson, a Partner


FMA/jh